------
FORM 4
------                                          U.S. SECURITIES AND EXCHANGE COMMISSION
[ ] Check box if no longer                              WASHINGTON, DC 20549
    subject to Section 16. Form
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    continue. See Instruction 1(b).

          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person(1)|2. Issuer Name and Ticker or Trading Symbol     |6. Relationship of Reporting Person
                                          |                                                |      to Issuer (Check all applicable)
   Fairfax Financial Holdings Limited     |   Zenith National Insurance Corp. (ZNT)        |           Director    X   10% Owner
-------------------------------------------------------------------------------------------|     -----            -----
(Last)        (First)       (Middle)     |3. IRS Identification  |  4. Statement for       |           Officer (give title below)
                                         |   Number of           |     Month/Year          |     -----
                                         |   Reporting Person,   |                         |           Other (specify below)
                                         |   if an Entity        |     12/01               |     -----
  95 Wellington Street West, Suite 800   |   (Voluntary)         |                         |
-----------------------------------------|                       |-------------------------|----------------------------------------
               (Street)                  |                       |  5. If Amendment,       |7. Individual or Joint/Group Filing
                                         |    N/A                |     Date of Original    |   (Check applicable line)
                                         |                       |     (Month/Year)        |    Form Filed by One Reporting Person
  Toronto, Ontario              M5J 2N7  |                       |                         | --
-----------------------------------------|-------------------------------------------------| X  Form Filed by More than One
(City)          (State)          (Zip)   |                                                 | -- Reporting Person
                                         |                                                 |
------------------------------------------------------------------------------------------------------------------------------------
                             TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security    |2. Transaction| 3. Transaction|4. Securities Acquired (A)| 5. Amount of|6. Owner- |7. Nature of Inirect
   (Instr. 3)           |   Date       |    Code       |   or Disposed of (D)     | Securities  |   ship   |   Beneficial
                        |              |    (Instr. 8) |   (Instr. 3, 4 and 5)    | Beneficially| Form:    |   Ownership
                        |              |               |                          | Owned at End| Direct   |   (Instr. 4)
                        |              |---------------|--------------------------| of Month    | (D) or   |
                        |              |       |       |         |(A)  |          | (Instr. 3   | Indirect |
                        |  (Month/Day/ |       |       |         | or  |          |   and 4)    | (I)      |
                        |   Year)      |  Code |  V    | Amount  |(D)  |  Price   |             |(Instr. 4)|
------------------------|--------------|-------|-------|---------|-----|----------|-------------|--------- |-----------------------
  Common Stock          |  12/5/01     |   A   |       |1,000,000| A   |  $25.00  |  1,150,000  |   I      |Held by Odyssey
                        |              |       |       |         |     |          |             |          |Reinsurance Corporation
------------------------|--------------|-------|-------|---------|-----|----------|-------------|--------- |-----------------------
  Common Stock          |              |       |       |         |     |          |    64,200   |   I      |Held by Odyssey America
                        |              |       |       |         |     |          |             |          |Reinsurance Corporation
------------------------|--------------|-------|-------|---------|-----|----------|-------------|--------- |-----------------------
  Common Stock          |              |       |       |         |     |          |    20,000   |   I      |Held by The North River
                        |              |       |       |         |     |          |             |          |Insurance Company
------------------------|--------------|-------|-------|---------|-----|----------|-------------|--------- |-----------------------
  Common Stock          |              |       |       |         |     |          |  3,287,223  |   I      |Held by TIG Insurance
                        |              |       |       |         |     |          |             |          |Company
------------------------|--------------|-------|-------|---------|-----|----------|-------------|--------- |-----------------------
  Common Stock          |              |       |       |         |     |          |  3,287,222  |   I      |Held by United States
                        |              |       |       |         |     |          |             |          |Fire Insurance Company
------------------------|--------------|-------|-------|---------|-----|----------|-------------|--------- |-----------------------
                        |              |       |       |         |     |          |             |          |
------------------------|--------------|-------|-------|---------|-----|----------|-------------|--------- |-----------------------
                        |              |       |       |         |     |          |             |          |
------------------------|--------------|-------|-------|---------|-----|----------|-------------|--------- |-----------------------
                        |              |       |       |         |     |          |             |          |
------------------------|--------------|-------|-------|---------|-----|----------|-------------|--------- |-----------------------
                        |              |       |       |         |     |          |             |          |
-----------------------------------------------------------------------------------------------------------------------------------

                                  Page 1 of 4

FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative  | 2. Conver-  |3. Trans- |4. Trans-   |5. Number of      |6.  Date Exer-  |7. Title and Amount |8. Price
   Security             |    sion or  |   action |   action   |   Derivative     |    cisable and |   of Underlying    |   of
   (Instr. 3)           |    Exercise |   Date   |   Code     |   Securities Ac- |    Expiration  |   Securities       |   Deriv-
                        |    Price of |  (Month/ |  (Instr. 8)|   quired (A) or  |    Date        |   (Instr. 3 and 4) |   ative
                        |    Deriv-   |   Day/   |            |   Disposed of (D)|    (Month/Day/ |                    |   Secur-
                        |    ative    |   Year)  |            |   (Instr. 3, 4,  |    Year)       |                    |   ity
                        |    Security |          |            |   and 5)         |                |                    |  (Instr. 5)
                        |             |          |            |                  |-------------------------------------|
                        |             |          |            |                  |Date   |Expira- |        | Amount or |
                        |             |          |-------------------------------|Exer-  |tion    |  Title | Number of |
                        |             |          |  Code |V   | (A)    |(D)      |cisable|Date    |        | Shares    |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------
9. Number of      |    10. Ownership       |       11. Nature of
   Derivative     |        Form of         |           Indirect
   Securities     |        Derivative      |           Beneficial
   Beneficially   |        Security:       |           Ownership
   Owned at End   |        Direct (D)      |           (Instr. 4)
   of Month       |        or Indirect (I) |
   (Instr. 4)     |        (Instr. 4)      |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
--------------------------------------------------------------------------
Explanation of Responses:

                                                                                /s/ Eric P. Salsberg              January 2, 2002
                                                                                --------------------------------  -----------------
                                                                                Name:  Eric P. Salsberg              Date
                                                                                Title: Vice President,
                                                                                       Corporate Affairs


(1) Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



  Note: File three copies of this form, one of which must be manually signed.
If space provided is insufficient, see Instruction 6 for procedure.


                                                                                                             Page 2 of 4

                           (Print or Type Responses)

                            REPORTING PERSONS WHO ARE
                         BENEFICIAL OWNERS IN THE GROUP

                      (IN ADDITION TO THE DESIGNATED FILER,
                       FAIRFAX FINANCIAL HOLDINGS LIMITED)

                                                                                    DATE OF EVENT
                                                                                      REQUIRING
REPORTING PERSON      ADDRESS                             ISSUER (SYMBOL)             STATEMENT      SIGNATURE OF REPORTING PERSON
----------------      -------                             ---------------           --------------   -----------------------------


V. PREM WATSA         95 Wellington Street West,          ZENITH NATIONAL             12/5/2001      BY:    /s/ V. Prem Watsa
                      Suite 800, Toronto, Ontario         INSURANCE CORP. ("ZNT")                           -----------------
                      Canada M5J 2N7                                                                        V. Prem Watsa



THE SIXTY TWO         1600 Cathedral Place                ZENITH NATIONAL             12/5/2001      BY:    /s/ V. Prem Watsa
INVESTMENT COMPANY    925 West Georgia St., Vancouver     INSURANCE CORP. ("ZNT")                           -----------------
LIMITED               British Columbia, Canada V6C 3L3                                               NAME:  V. Prem Watsa
                                                                                                     TITLE: President


810679                95 Wellington Street West,          ZENITH NATIONAL             12/5/2001      BY:    /s/ V. Prem Watsa
ONTARIO LIMITED       Suite 800, Toronto, Ontario         INSURANCE CORP. ("ZNT")                           -----------------
                      Canada M5J 2N7                                                                 NAME:  V. Prem Watsa
                                                                                                     TITLE: President

FFHL GROUP LTD.       95 Wellington Street West,          ZENITH NATIONAL             12/5/2001      BY:    /s/ Eric P. Salsberg
                      Suite 800, Toronto, Ontario         INSURANCE CORP. ("ZNT")                           --------------------
                      Canada M5J 2N7                                                                 NAME:  Eric P. Salsberg
                                                                                                     TITLE: Vice President

FAIRFAX INC.          5205 North O'Connor Blvd.           ZENITH NATIONAL             12/5/2001      BY:    /s/ Donald L. Smith
                      Irving, Texas 75039                 INSURANCE CORP. ("ZNT")                           -------------------
                                                                                                     NAME:  Donald L. Smith
                                                                                                     TITLE: Vice President

TIG HOLDINGS, INC.    5205 North O'Connor Blvd.           ZENITH NATIONAL             12/5/2001      BY:    /s/ William H. Huff
                      Irving, Texas 75039                 INSURANCE CORP. ("ZNT")                           -------------------
                                                                                                     NAME:  William H. Huff
                                                                                                     TITLE: Senior Vice President

TIG INSURANCE GROUP   5205 North O'Connor Blvd.           ZENITH NATIONAL             12/5/2001      BY:    /s/ William H. Huff
                      Irving, Texas 75039                 INSURANCE CORP. ("ZNT")                           -------------------
                                                                                                     NAME:  William H. Huff
                                                                                                     TITLE: Vice President

                                                                                    DATE OF EVENT
                                                                                      REQUIRING
REPORTING PERSON      ADDRESS                             ISSUER (SYMBOL)             STATEMENT      SIGNATURE OF REPORTING PERSON
----------------      -------                             ---------------           --------------   -----------------------------

TIG INSURANCE         5205 North O'Connor Blvd.           ZENITH NATIONAL             12/5/2001      BY:    /s/ William H. Huff
COMPANY               Irving, Texas                       INSURANCE CORP. ("ZNT")                           -------------------
                      75039                                                                          NAME:  William H. Huff
                                                                                                     TITLE: Vice President

ODYSSEY RE HOLDINGS   140 Broadway                        ZENITH NATIONAL             12/5/2001      BY:    /s/ Donald L. Smith
CORP.                 39th Floor, New York,               INSURANCE CORP. ("ZNT")                           -------------------
                      New York 10005                                                                 NAME:  Donald L. Smith
                                                                                                     TITLE: Senior Vice President,
                                                                                                            General Counsel
                                                                                                            and Corporate Secretary

ODYSSEY AMERICA       300 First Stamford Place            ZENITH NATIONAL             12/5/2001      BY:    /s/ Donald L. Smith
REINSURANCE           Stamford, CT                        INSURANCE CORP. ("ZNT")                           -------------------
CORPORATION           06902                                                                          NAME:  Donald L. Smith
                                                                                                     TITLE: Senior Vice President

ODYSSEY REINSURANCE   300 First Stamford Place            ZENITH NATIONAL             12/5/2001      BY:    /s/ Donald L. Smith
CORPORATION           Stamford, CT                        INSURANCE CORP. ("ZNT")                           -------------------
                      06902                                                                          NAME:  Donald L. Smith
                                                                                                     TITLE: Senior Vice President

CRUM & FORSTER        305 Madison Avenue                  ZENITH NATIONAL             12/5/2001      BY:    /s/ Mary Jane Robertson
HOLDINGS, INC.        P.O. Box 1943                       INSURANCE CORP. ("ZNT")                           -----------------------
                      Morristown, New Jersey                                                         NAME:  Mary Jane Robertson
                      07960 - 1943                                                                   TITLE: Exec. Vice President &
                                                                                                            Treasurer


UNITED STATES FIRE    305 Madison Avenue                  ZENITH NATIONAL             12/5/2001      BY:    /s/ Mary Jane Robertson
INSURANCE             P.O. Box 1943                       INSURANCE CORP. ("ZNT")                           -----------------------
COMPANY               Morristown, New Jersey                                                         NAME:  Mary Jane Robertson
                      07960 - 1943                                                                   TITLE: Exec. Vice Pres.,
                                                                                                            Treasurer & CFO


THE NORTH RIVER       305 Madison Avenue                  ZENITH NATIONAL             12/5/2001      BY:    /s/ Mary Jane Robertson
INSURANCE COMPANY     P.O. Box 1943                       INSURANCE CORP. ("ZNT")                           -----------------------
                      Morristown, New Jersey                                                         NAME:  Mary Jane Robertson
                      07960 - 1943                                                                   TITLE: Exec. Vice Pres.,
                                                                                                            Treasurer & CFO


                                  Page 4 of 4